                                                                  EXHIBIT (6)(B)

                              AMENDED AND RESTATED
                           ARTICLES OF REDOMESTICATION
                                       OF
                         PM GROUP LIFE INSURANCE COMPANY

          The Articles of Redomestication of PM Group Life Insurance Company are hereby amended and restated, effective as of September 30, 1990, to read as follows:

We, the undersigned, acting as incorporators for the purpose of redomesticating PM Group Life Insurance Co., a California corporation, which intends to simultaneously redomesticate to Arizona and merge with Pacific Financial Life Insurance Company of Arizona, an Arizona corporation, without interruption, as a corporation organized under the laws of the State of Arizona pursuant to Arizona Revised Statutes Section 20-231.A, do hereby adopt the following Articles of Redomestication for said corporation.

                                    ARTICLE I
                                    ---------

          The name of the corporation shall be PM Group Life Insurance Company.

                                   ARTICLE II
                                   ----------

          The corporation was incorporated in the State of California on September 20, 1982.

                                   ARTICLE III
                                   -----------

          The existence of the corporation shall be perpetual.

                                   ARTICLE IV
                                   ----------

          Upon the approval of these Articles of Redomestication, PM Group Life Insurance Company shall be and continue to be possessed of all privileges, franchises and powers to the same extent as if it had been originally incorporated under the laws of the State of Arizona; and all privileges, franchises and powers belonging to said corporation, and all property, real, personal and mixed, and all debts due on whatever account, all Certificates of Authority, agent appointments, outstanding insurance policies, and all choices in action, shall be and the same are hereby ratified, approved, confirmed and assured to PM Group Life Insurance Company, with like effect and to all intents and purposes as if it had been originally incorporated under the laws of the State of Arizona. Said corporation shall be given recognition as a domestic insurer of the State of Arizona from and after September 20, 1982, the date of its initial incorporation under the laws of the State of California.

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                                    ARTICLE V
                                    ---------

          The purpose for which this corporation is organized is the transaction, direct and as a reinsurer, of life and disability insurance and such other lines of insurance as it may be authorized to transact.

          In no event shall the corporation incur indebtedness in excess of the amount authorized by law.

                                   ARTICLE VI
                                   ----------

          The authorized amount of capital stock of the corporation shall be Five Million (5,000,000) shares of common stock with a par value of One Dollar ($1.00) per share. Two Million Nine Hundred Thousand (2,900,000) shares have been issued, and are fully paid and non-assessable. Any additional shares of common stock shall be issued and paid for at such time or times and in such manner as the Board of Directors shall determine and, when issued and paid for shall be non-assessable, except as provided by Article 14, Section 11 of the Constitution of Arizona.

                                   ARTICLE VII
                                   -----------

          The affairs of the corporation shall be conducted by a Board of Directors consisting of not less than five (5) nor more than fifteen (15) directors as fixed by the Bylaws, and such officers as the said directors may at any time elect or appoint. No officer or director need be a shareholder of this corporation.

          The directors shall be elected by the shareholders during the annual meeting of each year, beginning in 1990. The annual meeting shall be held at the principal office of the corporation in Phoenix, Arizona, or at any place determined by the Board of Directors at an hour to be named in the Notice of Meeting or Waiver of Notice of Meeting. If the date of the annual meeting falls on a legal holiday, the meeting shall be held on the next succeeding business day. A director shall serve until his successor is duly elected and qualified.

          The Board of Directors shall have the power to adopt, amend, alter and repeal the Bylaws. Bylaws made by the Board may be altered or repealed and new Bylaws made by the shareholders, in accordance with the provisions contained in said Bylaws and these Articles. The Board of Directors shall have the power to manage the corporate affairs and make all rules and regulations necessary for the management of the affairs of the corporation, to appoint or remove any officer and to fill all vacancies occurring on the Board or in any office for any cause, and to appoint from their own number an Executive Committee and other committees and invest said committee with all the powers permitted by the Bylaws.

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                                  ARTICLE VIII
                                  ------------

          The private property of the shareholders, directors and officers of the corporation shall be forever exempt from debts and obligations of the corporation.

                                   ARTICLE IX
                                   ----------

          Subject to the further provisions hereof, the corporation shall indemnify and hold harmless any and all of its existing and former directors and officers against all expenses incurred by them, including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any of them, for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director or officer of the corporation. Whenever any such person has ground to believe that he may incur any such aforementioned expense he shall promptly make a full report of the matter to the president and the secretary of the corporation. Thereafter, the Board of Directors of the corporation shall, within a reasonable time, determine if such person acted, or failed to act, in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the Board of Directors determines that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, then indemnification shall be mandatory and shall be automatically extended as specified herein, provided, however, that the corporation shall have the right to refuse indemnification, wholly or partially, in any instance in which the person to which indemnification would have otherwise been applicable, shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him in the action, or shall have unreasonably refused to cooperate in the defense of such action.

          To the fullest extent permitted by Title 10, Chapter 1 of the Arizona Revised Statutes as the same exists or may hereafter be amended, no director shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duties as director.

                                    ARTICLE X
                                    ---------

          The fiscal year of the corporation shall be the calendar year.

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


                                   ARTICLE XI
                                   ----------

          J. Michael Low, of Low & Childers, P.C., whose address is 1221 East Osborn Road, Suite 104, Phoenix, Arizona 85014, having been a bonafide resident of Arizona for at least three (3) years is hereby appointed statutory agent of the corporation in the State of Arizona, upon whom notices and processes, including service of summons may be served, and which, when so served, shall have lawful personal service on the corporation. The Board of Directors may revoke this appointment at any time, and shall fill the vacancy in such position whenever one exists.

                                   ARTICLE XII
                                   -----------

          The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Redomestication in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors or officers are subject to this reserve power.

                                  ARTICLE XIII
                                  ------------

The incorporators of the corporation are:

J. Michael Low
1221 East Osborn Road
Suite 104
Phoenix, Arizona 85014

S. David Childers
1221 East Osborn Road
Suite 104
Phoenix, Arizona 85014

Steven R. Henry
1221 East Osborn Road
Suite 104
Phoenix, Arizona 85014

Carrie M. McDonald
1221 East Osborn Road
Suite 104
Phoenix. Arizona 850l4

Robin Bradshaw
1221 East Osborn Road
Suite 104
Phoenix, Arizona 85104

The initial Directors of the corporation are:

Mr. William L. Ferris
PM Group Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660

Ms. Audrey L. Milfs
PM Group Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660

Mr. Thomas C. Sutton
PM Group Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660

Mr. Harold G. Joanning
PM Group Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660

Mr. Glenn S. Schafer
PM Group Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660

          All individual incorporators are eighteen (18) years of age or older.

          All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Redomestication to the Arizona Corporation Commission for filing.

WHEREOF, we have hereunto affixed our signatures this 29th day of October, 1990.

       (signed)                             (signed)
------------------------            ------------------------
J. Michael Low                      S. David Childers

       (signed)                             (signed)
------------------------            ------------------------
Steven R. Henry                     Carrie M. McDonald

      (signed)
------------------------
Robin G. Bradshaw

            ******************************************************

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


STATE OF ARIZONA    )
                    )  ss.
County of Maricopa  )

          IN WITNESS WHEREOF, I, Lori M. Barker, hereby place my hand and official seal as acknowledgement that J. Michael Low, S. David Childers, Steven
R. Henry, Carrie M. McDonald and Robin R. Bradshaw, being the persons represented herein, placed their hand as of the 29th day of October, 1970.


                                          (signed)
                                    --------------------------
                                    Lori M. Barker

My Commission~Expires:

         8/15/91
-------------------------

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


                           ACCEPTANCE OF NOTIFICATION

                                       OF

                         APPOINTMENT AS STATUTORY AGENT

          I, J. Michael Low, hereby acknowledge that I have been notified of my appointment as Statutory Agent for PM Group Life Insurance Company, an Arizona corporation, and I hereby agree to serve in such capacity until removal by Company or written resignation as permitted by Arizona Revised Statute.

                                                 (signed)
                                         --------------------------------
                                         J. Michael Low, Esq.
                                         1221 East Osborn Road, Suite 104
                                         Phoenix, Arizona 85014

pacific art.red

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